UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST

One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

Dear Fellow Shareholder:

The 2026 Annual Meeting of Shareholders of The Gabelli Dividend & Income Trust (the “Fund”) is scheduled for May 11, 2026. We encourage you to review the Fund’s proxy statement and to vote the White Proxy Card.

This year’s vote is especially important. An activist investor, Boaz Weinstein and Saba Capital Management’s hedge funds (collectively “Saba”), are seeking to influence the future of your Fund. We believe shareholders should carefully consider who is best positioned to protect and grow the long-term value of your investment.

For many years, the Fund has been guided by a clear mission: to deliver a high level of total return with an emphasis on dividends and income. Shareholders have long chosen the Fund because of its commitment to:

●	Reliable income generation and a stable distribution policy

●	Experienced oversight from a Board of Trustees familiar with the Fund and its shareholders

●	Long-term investment focus, rather than short-term opportunistic extraction strategies

●	Alignment with shareholder interest

Your Board of Trustees seeks to enhance value for all shareholders and believes that goal is best served by electing Frank J. Fahrenkopf, Jr., Colin J. Kilrain, Salvatore J. Zizza, and Anthony S. Colavita.

Collectively, these trustees have more than 30 years of experience and service on behalf of shareholders.

YOUR VOTE IS IMPORTANT

TRUST YOUR FUND!

PLEASE VOTE YOUR WHITE PROXY FORM TODAY!

Please support your Board of Trustees by completing, signing and dating the WHITE Proxy Card.

We urge you NOT to sign or vote any Gold proxy card sent to you by Saba.

We thank you for your continued support.

Unanimously,
Your Board of Trustees